Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Postal Realty Trust, Inc.

Cedarhurst, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2020, relating to the consolidated and combined consolidated financial statements and financial statement schedule of Postal Realty Trust Inc. and its Predecessor appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York
July 13, 2020